Exhibit 3.15(b)

LIMITED LIABILITY COMPANY AGREEMENT

OF

CBREI FUNDING, L.L.C.

This Limited Liability Company, Agreement (the “Agreement”) of CBREI Funding, L.L.C. (the “Company”) is entered into by CB Richard Ellis Investors, L.L.C., a Delaware limited liability company, as the sole member of the Company (the “Member”). The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), and hereby agrees as follows:

1.	Name	The name of the limited liability company formed hereby is CBREI Funding, L.L.C.

2.	Purpose	The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.	Registered Office	The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808, in the County of New Castle.

4.	Registered Agent	The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Wilmington, Delaware 19808, in the County of New Castle

5.	Member	The name and the address of:

CB Richard Ellis Investors, L.L.C.
865 South Figueroa Street, Suite 3500
Los Angeles, California 90017

6.	Powers	The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. The Member shall have the authority to bind the Company.

7.	Dissolution	The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member, (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act and (c) the bankruptcy.

8.	Capital Contributions	The Member has contributed $8,500,000 in cash, and no other property, to the Company.

9.	Additional Contributions	The Member is not required to make any additional capital contribution to the Company.

10.	Allocation of Profits and Losses	The Company’s profits and losses shall be allocated in proportion to the capital contribution of the Member.

11.	Distributions	Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

12.	Assignments	The Member may assign his limited liability company interest in whole or in part.

13.	Admission of Additional Members	One or more additional members of the Company may be admitted to the Company with the consent of the Member and upon being so admitted shall become bound by all of the terms of this Agreement and shall execute a written joinder of this Agreement.

14.	Liability of Member	The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

15.	Indemnification	The Company shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, the Member and any officer or employee of the Company, and may so indemnify any agent of the Company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or the in the right of the Company) by reason of any action or omission in their respective capacities against any liabilities, expenses (including, without limitation, attorneys’ fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Person in connection with such action, suit or proceeding, if the Person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe its, his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption (i) that the Person did not act in good faith and in a manner which it, he or she reasonably believed to be in or not opposed to the best interests of the Company and (ii) with respect to any criminal action or proceeding, that the Person had reasonable cause to believe its, his or her conduct was unlawful. Expenses (including, without limitation, attorneys’ fees and expenses) incurred by a Person seeking indemnification hereunder shall be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking from the Person to repay such amount if it shall ultimately be determined that the Person is not entitled to indemnification.

16.	Governing Law	This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

17.	Amendment	This Agreement may be amended in writing by the Member.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 4th day of December 2001.

CB RICHARD ELLIS INVESTORS, L.L.C.

By:	/s/ Vance G. Maddocks
Vance G. Maddocks
Executive Managing Director

By:	/s/ Robert H. Zerbst
Robert H. Zerbst
President

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